Exhibit 99(a)(23) Supplement to the Offer to Exchange

LUCENT TECHNOLOGIES INC.

SUPPLEMENT TO
OFFER TO EXCHANGE CERTAIN OUTSTANDING COMMON
STOCK OPTIONS
May 3, 2002

LUCENT TECHNOLOGIES INC.

SUPPLEMENT TO OFFER TO EXCHANGE
CERTAIN OUTSTANDING COMMON STOCK OPTIONS

This offer and the right to withdraw from this offer expire at 11:59 P.M., Eastern Time, on May 22, 2002, unless we extend the expiration of this offer.

SUMMARY OF SUPPLEMENT TO THE OFFER

Except as amended or supplemented herein, the original terms of the offer to exchange remain in effect.

        Our offer to exchange certain outstanding common stock options dated April 22, 2002 is amended and supplemented as set forth below. The item numbers and page numbers listed below refer to the item numbers and page numbers contained in the offer to exchange. The text of the changes is set forth after this summary.

•	The paragraph under “Risks Specific to this Offer, If We Engage in Transactions that Change Our Business, Our Stock Price Could be Affected and the Grant Price of the New Options May be Higher than the Grant Price of the Options that You Elected to Exchange,” on pages 18 and 19 of the offer to exchange is amended and restated.

•	The paragraph under “Risks Specific to this Offer, The Planned Spin-off of Agere Systems Inc. May Affect the Price of Lucent Common Stock,” on page 20 of the offer to exchange is amended and restated.

•	A new paragraph is added between the penultimate and final paragraphs of “3. Purpose of this Offer” on page 37 of the offer to exchange.

•	A new sentence is added at the end of the second paragraph under “8. Your Right to Withdraw or Change Your Election to Exchange; Your Ability to Elect to Exchange After Withdrawing Your Election” on page 41 of the offer to exchange.

•	The fourth sentence of the first paragraph under “9. Acceptance of Options for Exchange and Grant of New Options; Deferral of New Grants” on page 42 of the offer to exchange is amended and restated.

•	The fifth, ninth, and tenth bullet points under “12. Conditions to this Offer” on pages 47 and 48 of the offer to exchange are amended and restated.

•	A new sentence is added at the end of the first paragraph under “26. Notices” on page 61 of the offer to exchange.

SUPPLEMENT TO THE OFFER

Risk Factors

RISKS SPECIFIC TO THIS OFFER, IF WE ENGAGE IN TRANSACTIONS THAT CHANGE OUR BUSINESS, OUR STOCK PRICE COULD BE AFFECTED AND THE GRANT PRICE OF THE NEW OPTIONS MAY BE HIGHER THAN THE GRANT PRICE OF THE OPTIONS THAT YOU ELECTED TO EXCHANGE, Pages 18 and 19.

The following paragraph amends and restates in its entirety the paragraph, on pages 18 and 19, under the heading above:

From time to time we may engage in transactions with other companies, customers and third parties that could affect or change our business structure, ownership, organization or make-up of our board of directors. Any such action could significantly affect the price of shares of Lucent common stock. If we engage in any such action or actions before the date of grant, our shares could increase or decrease in value, and the grant price of the new options could be higher or lower than the grant price of the options you elect to have canceled. You will be at risk of any such increase in our share price before the date of grant. Except for the planned spin-off of Agere Systems Inc., announced on April 21, 2002, we are not aware of any pending or currently contemplated transactions that may affect the price of Lucent common stock.

RISKS SPECIFIC TO THIS OFFER, THE PLANNED SPIN-OFF OF AGERE SYSTEMS INC. MAY AFFECT THE PRICE OF LUCENT COMMON STOCK, Page 20.

The following paragraph amends and restates in its entirety the paragraph, on page 20, under the heading above:

On April 22, 2002, we announced that we plan to complete the spin-off of Agere Systems Inc. on June 1, 2002. The spin-off is subject to our continued compliance with our credit facility and the requirements of Delaware law with respect to the declaration and payment of dividends. Our spin-off of Agere could affect the price of Lucent common stock, resulting in consequences to the exchange different from those you anticipated. For example, if the price of our common stock increases significantly as a result of the Agere spin-off and continues at such higher price through the date on which we grant new options, the grant price of your new option may not be lower than many of your current options. Thus, the benefit you anticipated when you elected to exchange your eligible options may not be realized. You should consider the impact of the planned spin-off on your option holdings and your participation in the exchange.

3.     Purpose of this Offer, Page 36.

The following paragraph is added between the penultimate and final paragraphs of this Section on page 37:

Except for the planned spin-off of Agere Systems Inc. on June 1, 2002, announced on April 22, 2002 and disclosed in the offer to exchange on the same date, we currently have no plans or proposals that relate to or would result in:

•	an extraordinary transaction, such as a merger, reorganization or liquidation of the company or its subsidiaries (except an immaterial merger);

•	any purchase, sale or transfer of a material amount of our assets to any of our subsidiaries;

•	any material change in our present dividend rate or policy or indebtedness of capitalization;

•	any change to our present board of directors, including any plans or proposals to change the number or the term of directors or to fill any vacancies on the board or to change any material term of the employment contract of any executive officer, except that as we have previously publicly stated, we have held discussions with prospective board members, which could result in the addition of new board members during the next six months to a year;

•	any change in our corporate structure or business;

•	any class of our equity securities being delisted from the New York Stock Exchange;

•	any class of our equity securities becoming eligible for termination of registration under Section 12 (g) (4) of the Exchange Act;

•	suspension of our obligation to file reports under Section 15 (d) of the Exchange Act;

•	the acquisition or disposition by any person of additional securities of ours; or

•	any changes in our charter, by-laws or other governing instruments or actions that could impede the acquisition of control of the our company.

8.     Your Right to Withdraw or Change Your Election to Exchange; Your Ability to Elect to Exchange After Withdrawing Your Election, Page 41.

The following sentence is added to the end of the second paragraph in this section:

After the expiration of 40 business days following the commencement of the offer (i.e., after June 17, 2002), you may withdraw any options that we have not yet accepted for exchange, provided that if you withdraw any such options, you must withdraw all such options.

9.      Acceptance of Options for Exchange and Grant of New Options; Deferral of New Grants, Page 42.

The fourth sentence of the first paragraph in this section is amended and restated in its entirety as follows:

After the expiration of the offer, we expect to cancel the options you elect to exchange and provide you promptly with a Promise to Grant New Stock Option indicating the number of shares that we expect to be covered by your new option grant.

12.      Conditions to this Offer, Pages 47 and 48.

The fifth bullet point in this section, on page 47, is amended and restated in its entirety as follows:

•	materially impair the employee retention and motivation benefits we contemplate from this offer;

The ninth bullet point in this section, on page 48, is amended and restated in its entirety as follows:

•	an adverse event occurs that materially and adversely affects our business and is outside our control, such as an act of nature (for example, a tornado destroying buildings central to our operations) or an act of terrorism that impairs the normal operation of our business;

The tenth bullet point in this section, on page 48, is amended and restated in its entirety as follows:

•	any adverse change or adverse changes in our business, condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or will be material to us or will materially impair the employee retention and motivation benefits we contemplate;

26.     Notices, Page 61.

The following sentence is added to the end of the first paragraph in this section:

     We expect to publish any public announcement through, at a minimum, Dow Jones Newswire.

Lucent Technologies Inc.

May 3, 2002